EXHIBIT 99.1

NEWS RELEASE

Contacts:
Michael Lacovara, Chief Executive Officer
(212) 356-0513

Financial Dynamics
Julie Prozeller / Hannah Sloane
212-850-5600

Rodman & Renshaw Capital Group, Inc. Announces Financial Results for the
First Quarter 2008

New York, NY, May 13, 2008 – Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) today announced its results for the first quarter ended March 31, 2008.

Net revenue for the quarter was $15.2 million, representing an increase of 5% from $14.5 million in the fourth quarter of 2007. The Company reported net income of $1.1 million, or $0.03 per share, for the quarter, compared to a net loss of $1.6 million, or ($0.05) per share, for the fourth quarter of 2007. The Company reported net income on a non-U.S. GAAP basis of $1.7 million, or $0.05, per share, compared to a net loss of $1.1 million or ($0.03) per share for the fourth quarter of 2007.1

“During this quarter we have continued to expand our franchise and add talented professionals to our team and businesses to our platform,” commented Michael Lacovara, Chief Executive Officer of Rodman & Renshaw. “We continued to execute on our strategic plan for the year, despite the very challenging market environment.”

“In terms of the ongoing operation of our franchise, I am pleased to report that Rodman was once again ranked the number one firm in PIPE transactions by volume for the first quarter of 20082. April has seen substantially increased activity; indeed, we recognized more in banking fees in that month than in the entire first quarter of 2008. Included in our April activity were our first two financings for China-based companies, a new area of focus for us. We continue to regard our pipeline as robust and growing and believe that if our April results do suggest a trend toward normalization in the capital markets, it will be a positive for our business over the coming quarters.”

Mr. Lacovara continued, “On the strategic front, I am pleased that we have been able to execute our strategic plan despite the challenging times. Our London venture, Rodman & Renshaw Capital Partners, Ltd., is performing well, and our new steel and resources subsidiary, Miller Mathis, has secured significant advisory and financing mandates. Furthermore, since the end of the quarter, we have entered into a definitive agreement to acquire COSCO Capital Management, a leading firm in the energy exploration and development space, which will both solidify our presence in one of our targeted strategic verticals and give us a meaningful operation in Canada. We have also formed our first merchant banking joint venture, Aceras BioMedical, in which we have a 50% economic interest and which brings onto our platform a premier team for biotechnology and life science investing. Like Miller Mathis and our London affiliate, COSCO and Aceras embody our long-term strategy by providing us with additional deeply talented professionals, new clients, new geographies, and new sources of meaningful revenue.”

1 Reconciliation between GAAP and non-GAAP results can be found in the accompanying tables.
2 Source: Sagient Research Systems, a leading publisher of independent research for the financial services and institutional investment communities.

OPERATING RESULTS

Non-Cash Fair Value Adjustments

  The adoption of FASB 157, Fair Value Measurements, (“FASB 157”) and recent dynamic market conditions prompted us to undertake a comprehensive review of our fair value accounting polices. Upon the completion of this review, we determined that our warrant portfolio should be valued using the Black-Scholes Option Pricing Model (“Black-Scholes”), rather than an alternative model. We concluded that Black-Scholes provides a measurement tool that is consistent with the definition of “fair value” in accordance with FASB 157. As a result of our change in this valuation technique, we recorded additional principal transaction revenue and investment banking revenue of $9.2 million and $1.5 million, respectively, during the first quarter of 2008.

  In light of recent economic conditions, we performed a goodwill impairment test during the first quarter of 2008, which resulted in the recognition of an impairment charge of $1.1 million. The remaining goodwill, after certain reclassifications and the impairment charge, amounts to $7.5 million as of March 31, 2008 and relates solely to our acquisition of Miller Mathis & Co, LLC on March 24, 2008.

Investment Banking

Investment banking revenue was $8.9 million for the quarter, comprised of $7.4 million of cash fees and $1.5 million attributed to warrants received, valued using the Black-Scholes Option Pricing Model. Investment banking revenue was $8.7 million in the fourth quarter of 2007.

  Private placement and underwriting revenue for the quarter was $8.2 million, including $1.5 million of fair value related to warrants received, compared to $8.0 million in the fourth quarter of 2007. During the quarter, the Company completed 13 financing transactions with an average transaction size of $10.8 million, compared to 18 financing transactions with an average transaction size of $15.8 million in the fourth quarter of 2007.

  Strategic advisory fees for the quarter were $0.7 million, essentially unchanged from the fourth quarter of 2007.

  Fair value of warrants received in connection with private placement and underwriting activity was $1.5 million in the current quarter. No corresponding amount was recorded in the prior year period.

Sales & Trading

  Commissions for the quarter were $1.6 million, compared to $2.0 million for the fourth quarter of 2007.

  Principal transaction revenue was $4.3 million, compared to $1.6 million for the fourth quarter of 2007. The first quarter of 2008 includes $9.2 million in additional principal transaction revenue as a result of a change in valuation method related to our warrant portfolio as discussed above.

Conference Fees

Conference fee revenue was $0 for the current quarter, compared to $1.8 million in the fourth quarter of 2007.

Expenses

Total expenses for the quarter were $13.1 million, compared to $17.7 million in the fourth quarter of 2007. The expenses for the first quarter of 2008 include a non-cash goodwill impairment charge of $1.1 million related to the Company’s R&R TechBio, LLC and Techvest, LLC subsidiaries. For the first quarter of 2008, expenses, net of pre-offering stock compensation expense and goodwill impairment, were $11.0 million, compared to $16.8 million for the fourth quarter of 2007.

•	Compensation Expense

Employee compensation and benefits expense for the first quarter of 2008, including pre-offering stock compensation expense, was $8.3 million, compared to $10.0 million in the fourth quarter of 2007.

Excluding pre-offering stock compensation expense of $1.0 million, employee compensation and benefits expense for the quarter was $7.2 million, compared to $9.0 million in the fourth quarter of 2007.

Employee compensation and benefits expense for the first quarter, excluding pre-offering stock compensation expense, represented 47.6% of revenue, compared to 62.8% for the fourth quarter of 2007.

•	Non-Compensation Expense

Non-compensation expense for the first quarter was $4.8 million, compared to $7.7 million in the fourth quarter of 2007.

Capital

As of March 31, 2008 stockholders’ equity and cash and cash equivalents were $62.6 million and $38.8 million, respectively. Book value and cash and cash equivalent value per common share were $1.78 and $1.10, respectively. Book value and cash and cash equivalent value per common share are based on common shares outstanding, including restricted stock granted to employees with no future service requirements.

We repurchased 298,000 shares of our common stock at an average cost per share of $2.06, for a total cost of $0.6 million during the first quarter of 2008.

Conference Call details

A conference call with management to discuss the financial results for the quarter will be held today at 10:00 AM Eastern time. Investors can participate in the conference call by dialing 888-713-4212 (domestic) or 617-213-4866 (international). The passcode for the call is 92540387. The call is being webcast by Thomson/CCBN and can be accessed through the Rodman & Renshaw Capital Group, Inc. website at www.rodmanandrenshaw.com as well as the Thomson/CCBN link:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=122722&eventID=1832652

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC, Rodman Principal Investments, LLC and Miller Mathis & Co., LLC.

Rodman & Renshaw, LLC is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies. Rodman is a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

MEMBER FINRA, SIPC

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,”

“should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 14, 2008, which is available at the Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

RODMAN & RENSHAW CAPITAL GROUP, INC AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2008, DECEMBER 31, 2007 AND MARCH 31, 2007 (UNAUDITED)

	For the Three	For the Three	For the Three
	Months Ended	Months Ended	Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Revenues:
Investment banking	$8,902,176	$8,726,402	$14,350,170
Principal transactions	4,341,699	1,595,751	3,179,166
Commissions	1,563,365	1,981,233	1,999,869
Conference fees	-	1,753,004
Interest and other income	373,772	450,006	93,521
Total revenues	15,181,012	14,506,396	19,622,726
Interest expense	-	-	198,215
Net revenues	$15,181,012	$14,506,396	$19,424,511

Non-interest expenses:
Employee compensation and benefits	8,251,226	9,995,262	10,036,161
Other employee benefits	110,722	171,214	93,640
Conference fees	308,845	3,550,428	175,631
Broker dealer commissions	92,945	190,038	43,888
Professional and consulting fees	948,539	1,481,703	514,975
Business development	811,586	915,428	584,610
Communication and market research	560,127	516,019	398,161
Office	125,417	175,493	193,951
Occupancy and equipment rentals	317,996	131,769	297,680
Clearance and execution charges	76,854	154,383	50,823
Depreciation and amortization	137,239	138,701	162,495
Impairment of goodwill	1,065,000	-	-
Other	289,788	272,058	252,891
Total non-interest expenses	13,096,284	17,692,496	12,804,908
Income (loss) from continuing operations before income taxes	2,084,728	(3,186,100)	6,619,603

Income tax (expense) benefit	(987,285)	1,611,684	39,319

Income (loss) from continuing operations	1,097,443	(1,574,416)	6,658,922
Income from discontinued operations	-	1,333	161,940
Net income (loss)	$1,097,443	$(1,573,083)	6,820,862

Weighted average common shares outstanding
Basic	32,927,297	31,347,826	18,159,147
Diluted	33,244,200	31,347,826	20,188,605

Net income per share - basic
Income (loss) from continuing operations	$0.03	$(0.05)	$0.37
Income from discontinued operations	-	-	0.01
Net income (loss)	$0.03	$(0.05)	$0.38

Net (loss) income per share - diluted
Income (loss) from continuing operations	$0.03	$(0.05)	$0.33
Income from discontinued operations	-	-	0.01
Net income (loss)	$0.03	$(0.05)	$0.34

Non-GAAP Financial Measures

The Company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the three months ended March 31, 2008. Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the Company’s business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP measures is that GAAP accounting does in fact reflect the underlying financial results of the Company’s business. Therefore, management believes that the GAAP measures as well as the corresponding non-GAAP measures of the Company’s financial performance should be considered together.

		Reconciliation
Three Months ended March 31, 2008:	GAAP	Amount		Non-GAAP
Compensation and benefits expense	$8,251,226	(1,023,218)	(a)	$7,228,008
Income before income tax expense	$2,084,728	1,023,218	(a)	$3,107,946
Income tax expense	$987,285	438,040	(b)	$1,425,325
Net (loss) / income	$1,097,443	585,178	(c)	$1,682,621
Compensation ratio (d)	54.4%			47.6%

Earnings per share (e):
Basic	$0.03	0.02		0.05
Diluted	$0.03	0.02		0.05

Weighted average number of
common shares outstanding (e):
Basic	32,927,297	-		32,927,297
Diluted	33,244,200	-		33,244,200

(a) The non-GAAP adjustment represents the pre-tax expense with respect to the amortization of the IPO restricted stock and option awards granted to employees pre-IPO.

(b) The non-GAAP adjustment with respect to income tax expense represents the elimination of the tax benefit resulting from the amortization of the pre-IPO restricted stock and option awards in the period.

(c) The non-GAAP adjustment with respect to net income was the after-tax amortization of the pre-IPO restricted stock and option awards in the period.

(d) The first quarter 2008 compensation ratio was calculated by dividing compensation and benefits expense by total revenues of $15,181,012.

(e) Neither the basic or diluted weighted average number of common shares outstanding were adjusted.